UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2025

TELOMIR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-41952	87-2606031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 SE 2nd St, Suite 2000, #1009

Miami, Florida 33131
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (786) 396-6723

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	TELO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Telomir Pharmaceuticals Executes Binding LOI for Worldwide Rights to Telomir-1, Positioning the Company for Global Market Expansion and Value Growth

Unifying global IP rights and enabling up to $5 million in potential shareholder contributions, the agreement strengthens Telomir’s foundation for partnerships, licensing, and long-term value creation.

On October 17, 2025, Telomir Pharmaceuticals, Inc. (NASDAQ: TELO) (“Telomir” or the “Company”) entered into a binding Letter of Intent (the “LOI”) with TELI Pharmaceuticals, Inc. (“TELI”) to acquire all of the outstanding shares of TELI through a stock-for-stock exchange (the “Transaction”). The Transaction will consolidate worldwide intellectual property and development rights to the Company’s lead investigational candidate, Telomir-1, an oral epigenetic therapy in preclinical development for cancer, aging, and age-related diseases.

Under the LOI, each outstanding share of TELI common stock will be exchanged for shares of the Company’s common stock, with the exchange ratio to be determined by an independent third-party valuation based on the relative values of Telomir and TELI. Certain TELI shareholders have also agreed to provide a $5 million cash contribution to Telomir Pharmaceuticals in support of the Transaction and future development activities, structured as follows: $1 million at closing, $2 million upon FDA acceptance of an Investigational New Drug (IND) application for Telomir-1, and $2 million upon initiation of a Phase 1/2 study. Shares corresponding to the $4 million in milestone contributions will be allocated at closing but will not be issued until the respective payments are received. The closing of the Transaction is not contingent upon receipt of the milestone funds.

The LOI provides for a six-month lockup period on the Telomir shares to be issued to TELI shareholders and includes customary provisions regarding confidentiality, exclusivity, and good-faith negotiation of definitive agreements. Completion of the Transaction is subject to mutually satisfactory due diligence, final board and stockholder approvals, regulatory clearances, and execution of definitive documentation.

The Transaction is intended to align U.S. and ex-U.S. rights to Telomir-1 within a single public company structure, thereby simplifying global development and partnership efforts. As a result of the Transaction, Telomir Pharmaceuticals will own the entire worldwide intellectual property portfolio and development programs related to Telomir-1.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Letter of Intent, dated October 17, 2025, between Telomir Pharmaceuticals, Inc. and TELI Pharmaceuticals, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOMIR PHARMACEUTICALS, INC.

Dated: October 20, 2025	By:	/s/ Erez Aminov
	Name:	Erez Aminov
	Title:	Chief Executive Officer